Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

October 9, 2015

NorthStar Realty Europe Corp.
399 Park Avenue, 18th Fl.
New York, NY 10022

NorthStar Realty Europe Corp.
Qualification as a
Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as special tax counsel to NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-11 (File No. 333-205440) filed with the Securities and Exchange Commission on July 2, 2015, as amended through the date hereof (the “Registration Statement”), with respect to the distribution of shares of common stock, par value $0.01 per share, of the Company (the “Distribution”) to the holders of the common stock, par value $0.01 per share, of NorthStar Realty Finance Corp., a Maryland corporation (“NRF”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Distribution.
In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.
the Company’s Articles of Incorporation, filed with the Maryland Department of Assessment and Taxation on June 18, 2015 and the Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

3.
the Agreement of Limited Partnership of NorthStar Realty Europe Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Amended and

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

NorthStar Realty Europe Corp.
October 9, 2015

Restated Partnership Agreement”), in the form attached as an exhibit to the Registration Statement;

4.	the Management Agreement, by and between the Company and NorthStar Asset Management Group, Inc. (the “Management Agreement”), in the form attached as an exhibit to the Registration Statement;

5.	the Separation Agreement, by and between the Company and NRF, in the form attached as an exhibit to the Registration Statement; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
the Amended Articles, the Amended and Restated Partnership Agreement, the Management Agreement, and the Separation Agreement will be executed, delivered, adopted and filed, as applicable, in a form that is substantially similar to the forms filed as exhibits to the Registration Statement;

3.
during its short taxable year beginning immediately prior to the Distribution and ending December 31, 2015, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

4.
during its taxable year ending December 31, 2015, NRF will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of NRF (the “NRF Officer’s Certificate”), true for such year;

5.
during its short taxable year ending December 31, 2015, NRF RED REIT Corp. (“RED REIT”) will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of RED REIT (the “RED REIT Officer’s Certificate” and together with the Company Officer’s Certificate and the NRF Officer’s Certificate, the “Officer’s Certificates”), true for such year;

6.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year

7.
NRF will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year ending on or before December 31, 2015;

NorthStar Realty Europe Corp.
October 9, 2015

8.
RED REIT will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for its short taxable year ending on December 31, 2015; and

9.
no action will be taken by the Company, NRF, RED REIT or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.
Based solely on the documents and assumptions set forth above and the representations set forth in the Officer’s Certificates, and the discussions in the Prospectus under the captions “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution” and “Federal Income Tax Consequences of Our Status as a REIT” (which are incorporated herein by reference), we are of the opinion that:

(a)
commencing with its short taxable year beginning immediately prior the Distribution and ending December 31, 2015, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s intended method of operation will enable it to qualify as a REIT for its short taxable year ending December 31, 2015, and thereafter; and

(b)
the descriptions of law and the legal conclusions contained in the Prospectus under the captions “The Distribution—Material U.S. Federal Income Tax Consequences of the Distribution” and “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects.

We will not review on a continuing basis the Company’s, NRF’s or RED REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.
The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

NorthStar Realty Europe Corp.
October 9, 2015

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Risk Factors—Risks Related to Regulatory Matters and Our REIT Tax Status,” “The Distribution,” “Certain Relationships and Related Party Transactions,” “Federal Income Tax Consequences of our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of person whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Hunton & Williams LLP